Exhibit 16.1

[KPMG LLP Letterhead]

KPMG LLP
345 Park Avenue
New York, NY 10154-0102

April 4, 2017

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Lexington Realty Trust and Lepercq Corporate Income Fund L.P. and, under the date of February 28, 2016, we reported on the consolidated financial statements of Lexington Realty Trust and Lepercq Corporate Income Fund L.P. as of and for the years ended December 31, 2016 and 2015, and the effectiveness of internal control over financial reporting for Lexington Realty Trust as of December 31, 2016. On March 28, 2016, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated April 3, 2017, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.